Exhibit 99.1

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

GSI GROUP INC

Moderator: Glenn Davis

March 28, 2011

5:00 pm CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the GSI Group Fourth Quarter 2010 Earnings Conference Call.

During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. If you have a question please press the 1 followed by the 4 on your telephone.

If at any time during the conference you need to reach an operator please press star 0. As a reminder this conference is being recorded Monday, March 28, 2011.

It is now my pleasure to turn the conference over to Mr. Glenn Davis, Principal Financial Officer of GSI Group. Please go ahead sir.

Glenn Davis:	Thank you very much. Good afternoon and welcome to GSI Group’s Fourth Quarter 2010 Earnings Conference Call.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

With me on the call today are John Roush, Chief Executive Officer GSI Group and Robert Buckley, Advisor to the CEO.

If you have not received a copy of our earnings press release you may get one from the Investor Section of our Web site at www.gsig.com. Please note that this call is being Web cast live and will be archived on our Web site.

Before we begin we need to remind everyone of the Safe Harbor for forward-looking statements that we’ve outlined in our earnings release issued early this afternoon and also those on our SEC filings.

We may make some comments today both in our prepared remarks and in our responses to questions that may include forward-looking statements.

These involve inherent assumptions with known and unknown risks and other factors that could cause our future results to differ materially from our current expectations.

Any forward-looking statements made today represent our views only as of today. We disclaim any obligation to update forward-looking statements in the future even if our estimates change.

So you should not rely on any of today’s forward-looking statements as representing our views as of any date after today.

During this call we will be referring to certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures we plan to use during this call to the most directly comparable GAAP measures is available as an attachment to our earnings press release.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

To the extent that we use non-GAAP financial measures during this call that are not reconciled to GAAP in that attachment we will provide reconciliations promptly.

I am now pleased to introduce the Chief Executive Officer GSI Group, John Roush.

John Roush:	Thank you Glenn. Good afternoon everybody and welcome to our earnings call. We sincerely appreciate your interest in the company.

Today’s call is an important milestone for GSI when you consider that we have not held an earnings call in over 2-1/2 years.

We’re pleased to have this opportunity to provide you an update today on our progress. It represents another step along our steady path of recovery from the difficulties of the last several years towards what we believe is a highly promising future in the years to come.

The fourth quarter was a strong one for the company and capped a year of great progress and strong financial performance.

The company moved beyond the shadow of Chapter 11 and the economic downturn of 2008 and 2009 and has re-establish itself in the marketplace and with the financial community.

From a financial perspective the numbers were strong and Glenn will comment on them in greater depth but I would like to provide a few highlights.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Revenue was up 26% year over year in the fourth quarter. And we had operating income of $9-1/2 million - up from a loss of $1.2 million a year ago.

Adjusted EBITDA was $14.4 million for the quarter. This represents an increase of approximately 74% from a year ago.

For the full year revenue increased 51% and operating income was $53.9 million - up from a loss of $20.2 million a year ago.

Full year 2010 adjusted EBITDA more than tripled from 2009 to just under $75 million.

Although we reported earnings per share losses for the year we had a $10 million pretax income. Our after-tax loss essentially resulted from effective tax rate being over 100% for the quarter and the full year. And this was primarily caused by the non-deductibility of some of the bankruptcy related expenses.

We ended the year with approximately $57 million of cash on hand. As a result of the bankruptcy process and a successful right offering we were able to cut our debt nearly in half to $107 million and increase our common equity by $93 million. As a result we now have a much more manageable capital structure in place.

As we look to 2011 we expect to continue to generate strong cash flow giving us the reserves to both secure the company and to pursue very strategic growth alternatives that we may consider.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Our business has also performed well across the board in 2010. Glenn will speak specifically to our segment results in his remarks but I’ll just mention that for the full year all of our major product lines had both revenue growth and margin expansion.

It’s a testament to our operating managers around the company and to our sound franchises in the marketplace that our customers stood by us across the board during the bankruptcy process.

For the most part we’ve maintained our market share and in some cases we have even increased it. And we have not had to give significant price concessions to do so.

Our gross margin percentages are attractive relative to our industries and expanded year over year by 465 basis points for the full year.

Our operating margin rebounded from a loss of 8% for the full year 2009 to a profit of 14% in 2010 - an impressive improvement by any measure.

But the real story at GSI is not just in the financial numbers. During 2010 the company accomplished numerous significant milestones along the path of recovery from the difficulties of the last several years.

During the year we emerged from bankruptcy in July, completed a successful rights offering, cut our debt load nearly in half, elected a new board of directors and chairman, filed a long overdue 2008 and 2009 10K, hired a new CEO myself, held our first shareholder meeting in over 2-1/2 years.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

And in December we filed all three outstanding 10Qs for 2010 thus we became current with our SEC filings after over two years of delinquency.

At the end of the year we’ve reverse split the stock one for three as part of the process of being re-listed on the NASDAQ Global Select stock exchange which then occurred in February of this year.

More recently we settled the shareholder lawsuit that was filed in December 2008. The settlement was well within our insurance coverage limits and our share the settlement was limited to the deductible.

Thus we were able to release nearly 1 million shares of our stock that had been held in escrow since our emergence from bankruptcy to guarantee the settlement.

With respect to the SEC case against the company as we have previously disclosed we have cooperated fully with the SEC and continue to do so.

We are pleased to say that we are in settlement discussions with the SEC and hope the matter is resolved soon.

I cannot comment further on this matter because I need to respect the confidential nature of the SEC’s process.

Last month we announced that Robert Buckley had agreed to join us in April as the permanent CFO of the company.

Robert and I worked together for over ten years at PerkinElmer. We’re excited to have him come on board and help to lead the company forward.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

He has already begun work as an advisor to me and he is here today. We expect him to assume his CFO duties very soon.

Collectively these milestones represent tremendous progress for the company in a short period of time.

These positive signs have encouraged our employees, our customers, and we hope our investor base. But it’s important for all of you to realize that there’s still a great deal of heavy lifting the remains for GSI in the coming months.

The infrastructure, processes, controls and the organization itself are still very much works in progress.

In many cases processes, systems, and capabilities that other companies take for granted must be built from scratch within GSI.

Nearly all of our corporate office is currently staffed with consultants and contractors. These individuals have done a great service to the company but it is a major task to reestablish the organization on a permanent basis.

This rebuilding process is progressing well and even building momentum but it will continue through much of 2011.

We’re putting in place senior management team and we have a roadmap of the major actions we need to take and we’re confident we’ll get there.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But it’s important for all of you to remember that this company went bankrupt not because of financial insolvency but due to a lack of processes and control that lead to an inability to file the financials accurately and on time.

At GSI we have no greater priority than getting this right. It’s a major task. So one of the implications of the rebuilding effort that we’re talking about here is our strategic vision for the company’s future is still taking shape.

Over the last several months since I joined the company we have been evaluating the portfolio and the strategic positioning of the company and its businesses.

Robert Buckley has been on board for just a few weeks but has already met with some of the businesses. There’s a lot more work to do on this front.

The good news is that we have a number of sound well-positioned business franchises. We are market leaders in a number of the businesses where we play.

Our underlying margins and share positions are quite attractive in a number of cases. Some portfolio moves and some focusing and prioritizing across our assets may be required. But GSI is not a strategic turnaround. We can build on what we have.

But having said that I must stress that our strategic vision and growth priorities need better clarity and better definition.

We are fragmented, strategically unfocused, and we don’t have clear enough growth roadmaps yet for our strongest businesses.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

To set expectations I want to let our investors know that our strategic vision and the performance goals that go with the vision in terms of multi-your growth, margin expansion, and cash generation will be shaped through the course of 2011.

We will communicate the vision and the goal to all of you when they are better defined. Our expectation is that this will occur towards the latter part of 2011. At that time you can expect us to engage with the investment community to a greater extent.

I understand that investors are keenly interested to know where we will take the company and how much value we can create.

The answers to all of these questions will come in the near future. But in the majority of instances we will not address those questions at this time.

Before I hand things over to Glenn to cover the financials in detail I want to comment on one additional topic. And that’s Japan.

We are obviously very concerned for the people and the businesses in the areas affected by the earthquake the tsunami and the nuclear power station.

We were very fortunate that none of our employees were injured nor was any employee or company property damaged. From a business perspective we see minimal near term impact from these disasters.

For both 2009 and 2010 Japan represented 12% of the company’s revenue. Our projection for 2011 is consistent with the last two years.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

We have very few customers and extremely limited revenue from the affected areas of the country thus we do not expect a material impact on our revenue and profit from order cancellations or delays.

It’s possible there could be a supply chain disruption affecting component availability which would of course affect many other companies and industries.

But at this time we have no concrete information indicating this is the case and were certainly keeping a close eye on the situation and we will respond in an appropriate manner.

So with that I will now turn the call over to Glenn Davis to cover the financial results in more detail then we will take some of your questions. Glenn?

Glenn Davis:	Thank you John. Good afternoon everyone. I will now provide some additional details on our fourth quarter results. And after my prepared remarks we will open it up for questions.

As John mentioned previously we had another good quarter of revenue and earnings growth over the prior year period despite the significant changes in the company.

Reported revenue for the company in the fourth quarter increased 26% as compared to the same period last year.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

By segment revenue increased by 39% in the Excel segment, 30% in the Precision Technology segment, and decreased by 12% in the semiconductor systems segment as compared to the same period last year.

The growth in precision technologies and Excel was broad based with the majority of our business lines seeing positive growth however semiconductor systems segment continues to be a challenge.

Fourth quarter revenue growth in Excel with represented roughly 53% of GSI’s revenue for the quarter was largely driven by strong recoveries in our optical scanning business in our laser product portfolio.

The segment’s optical scanning business known as Cambridge Technology experienced broad based growth across a variety of markets including materials processing, biomedical systems, laser projection, and fabrication.

In addition the segment’s branded laser products benefited from a rebound in the worldwide macroeconomic conditions and higher demand from capital goods and electronic products.

Fourth quarter revenue growth in our Precision Technology segment which represented roughly 35% of our company’s revenue for the quarter was driven by double digit growth in our major business lines as higher demand from our OEM customers was supported by the recovery in the macroeconomic conditions across the world and an improved credit market.

Our Westwind Air Bearing spindles business saw a significant growth as a variety of consumer linked industries including automobiles and electronics experienced strong recoveries.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Our micro e-business, a world leader in high-performance positioning systems known as encoders experienced strong recoveries in the broad set of industries it serves including the motion control, medical equipment, and electronics markets.

Finally the fourth quarter revenue decline in semiconductor systems was given by the weakness in our memory repair product line. This segment represented approximately 12% of GSI’s revenue for the quarter.

Turning to our financial performance, Operating income in the fourth quarter was $9-1/2 million or 10.4% of sales compared with a loss of $1.2 million in the fourth quarter of 2009.

Adjusted EBITDA, a non-GAAP measure increased in the fourth quarter to $14.4 million or 15.8% of sales compared with $8.2 million or 11.4% of sales in the fourth quarter of 2009.

Despite the significant costs and disruptions associated with our bankruptcy, the actions required to settle the class-action lawsuit and the effort expended to restate and file our delinquent periodic reports with the SEC, GSI’s franchises performed very well in 2010 - an indication of their strong brands, technologies, and customer relevance.

For the full year 2010 our operating income was $53.9 million or 14.1% of sales compare with a loss of $20.2 million in 2009.

Adjusted EBITDA increased in 2010 to $74.7 million or 19.5% of sales versus $23.4 million or 9.2% of sales in 2009.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

During 2010 the company recognized $45.7 million of revenue in its semiconductor systems segment as compared to $30.4 million in 2009 that had been deferred from orders placed by customers prior to 2009.

As part of the company’s effort to restate and re-file its 2004 through 2008 financial reports with the SEC, the company determined that this revenue should not have been recognized in the period in which shipments occurred due to previously undelivered elements or unresolved commitments.

The $45.7 million of revenue recognized in 2010 and had a margin of $20 million or roughly 44%. Whereas the $30.4 million of revenue recognized in 2009 had a margin of $16.4 million or 54%.

For the full year 2010 the Excel segment reported revenue of $183 million as compared to $130 million for the full year 2009.

Segment gross margins increased to $80 million compared with $53 million in 2009. This represented a roughly 3 point improvement in the gross margin percentage to nearly 44% in 2010 from nearly 41% in 2009.

Similar to our Precision Technology segment volume growth, higher capacity utilization, and a better product mix drove these improvements.

For the full year 2010 our Precision Technology segment recorded revenue of $128 million as compared to $79 million for the full year 2009.

Segment gross margins increased to $59 million for the year from $31 million in 2009. This represented a roughly 7 point improvement in the gross margin percentage to roughly 46% in 2010 from roughly 39% in 2009. These results were driven by volume growth and higher capacity utilization.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Finally for the full year 2010 the semiconductor system segment recorded revenue of $81 million compared to $50 million for the full year 2009.

Segment gross margins increased to $32 million from $16 million in 2009. This represented an approximate seven point improvement in the gross margin percentage to roughly 39% in 2010 from roughly 32% in 2009.

This improvement was driven by fixed cost leverage on increased revenue, better product mix due to higher sales of wafer for marketing equipment, and equipment upgrades, higher capacity utilization, and an incremental $3.6 million in profit from the previously mentioned $45.7 million of revenue recognized in 2010 that had been deferred from orders placed by customers prior to 2009.

In addition the company recorded tax expense of $10.7 million for the year end 2010 resulting in an effective tax rate of 106%.

The high tax rate was primarily due to unfavorable permanent differences caused by the company’s bankruptcy costs which are treated as nondeductible expenses for tax purposes.

The company issued an aggregate 33.3 million in new common shares upon emergence from bankruptcy pursuant to the final Chapter 11 plan.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

At the time we emerged from bankruptcy the company placed nearly 1 million common shares in a reserve to be held in escrow for the benefit of the holders of Section 510B claims.

On February 22 of this year the US District Court entered an order granting final approval of the settlement of the shareholder class-action.

Consequently and shortly thereafter these shares were released to the company shareholders entitled to these shares.

Turning now to the balance sheet we finished the fourth quarter with approximately $50.8 million of net debt which we define as short term and long term debt minus cash and cash equivalents.

The company’s total debt is comprised of $107 million of senior secured pick election notes which mature in July 2014 and accrue interest at a rate of 12-1/4% per year.

Looking at our cash flow performance for the year operating cash flow used in operations was $4.7 million - an improvement of $21.1 million from the prior year 2009.

This occurred despite absorbing significant fees associated with the bankruptcy, reorganization, restructuring, and interest payments on our debt.

These items consumed an aggregate of $55-1/2 million of cash during the year with almost $26 million of cash being paid for interest on our debt and almost $30 million of cash being paid for reorganization items, professional fees associated with the bankruptcy and restructuring items.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Absent these expenditures the underlying businesses continue to generate significant cash flows which gives us confidence in the health of our business and its ability to drive profitable growth.

As we turn to 2011 we expect business conditions to remain positive and macroeconomic conditions to remain favorable.

As we progress through the year we expect the businesses to return to more normalized growth patterns particularly as we cycle up against more difficult comparisons.

However due to the continued challenges that John outlined including the rebuilding of the corporate departments at GSI we are deferring full year guidance until the company has reached a level of maturity and stability that allows us to do so confidently.

As for the first quarter of 2011 the company expects revenue to be in the range of $86 million to $90 million with an adjusted EBITDA in the range of $11 million to $14 million.

This guidance excludes the impact of the company’s adoption of a new revenue recognition accounting standard known as ASU 2009-13. Further information on this can be found in our 10K filing.

This concludes my prepared remarks. I’d now like to open up the call to questions.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Operator:	Thank you. Ladies and gentlemen if you would like to register a question please press the 1 followed by the 4 on your telephone.

You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3.

If you are using a speakerphone we ask that you lift your handset before entering your request. One moment please for our first question.

Our first question comes from the line of Jared Wein with CJS Securities. Please go ahead sir.

Jared Wein:	Good afternoon and thanks for the detailed rundown. Just what factors would cause Q1 revenue guidance to be lower than Q4 and Q3?

And also what deferred revenue assumption is embedded in guidance?

John Roush:	Hi Jared. How are you doing? It’s John Roush.

Jared Wein:	Hey great. Thanks.

John Roush:	So you were asking kind of sequentially how does revenue behave Q4 to Q1? And, you know, I would just say that there is sort of an inherent seasonality in some aspects of our business.

Some portions of the business are reliant on, you know, government or research institution types of funding. And so there’s a fiscal year effect were some parts of the business see a, you know, a pick up at the year end and then there’s less funding at the beginning of the year. But I don’t think it’s anything more than that.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

And I mean you realize the way they we approach guidance in this company. We don’t have a lot of established history.

There’s a, you know, a significant, you know, question around revenue recognition and how that’s, you know, accounted for.

So we just leave ourselves a relatively significant, you know, margin for error in the guidance.

Now you were talking about deferred revenue right?

Jared Wein:	Right yes.

John Roush:	So the guidance does not include, you know, the change in deferred revenue that will result from adopting the new accounting standards update, so that’s separate.

Jared Wein:	Okay, okay that makes sense thanks.

John Roush:	So there, you know, we ended the year with something like 15 million of deferred revenue.

Jared Wein:	Right.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

John Roush:	And probably on the order of about half of that is going to be impacted as we adopt the accounting standards update 2009-13. So that’s going to flow into our recognize revenue over several quarters about half of it.

When - it’s not exactly clear how much will be in Q1 or Q2 or other quarters but it will flow in and it’s not included in our guidance.

Then there’s - the other half of it really relates more to, you know, ongoing revenue recognition of our systems business where, you know, there’s kind of a relatively long process for, you know, customer acceptance of both systems and demonstrating, you know, process the way that it needs to be done.

So recognition can be one or two or even three quarters after shipment. And it’s not always known ahead of time.

Jared Wein:	Thank you and my second…

John Roush:	Okay.

Jared Wein:	...question, if I could just ask a second question is if you could just repeat the 2011 onetime bankruptcy cost and how much - I’m sorry 2010 onetime bankruptcy cost and how much do you think will linger into 2011.

Glenn Davis:	So the - so in 2010 we paid a total of just shy of $30 million for reorganization items, but most of that being bankruptcy related.

And going into 2011 there shouldn’t be very much. You know, we’re seeing a trail off in those amounts. Q4 was a lot smaller than Q3 and Q1 will be smaller. We expect it to be smaller than Q4.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Jared Wein:	Great thanks. I’ll jump back into the queue and give others a chance. Thank you.

John Roush:	Okay thanks Jared.

Operator:	Our next question comes from the line of Andrew Hayne with Gleacher & Company. Please go ahead.

Andrew Hayne:	Hi gentlemen. How are you?

John Roush:	Good. How are you?

Andrew Hayne:	Good, quick question on looking backwards on Excel, I know the company had purchased Excel I believe in the ‘08 timeframe and then, you know, proceeded to hit a rough patch.

Excel, is there was it fully integrated into the company? Are there some still synergies that, you know, can be ringed out there? I mean where are we at with that fairly large acquisition that happened in ‘08 right before a tough time?

John Roush:	Yes that’s a great question and let me give you some perspective on that. I mean the first thing to be said about Excel is from a strategic perspective it was a very good fit.

There’s some extremely good businesses within Excel. We’re happy to have them so we don’t want to, you know, lose sight of that.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But commenting more specifically on, you know, integration and synergies and all that I would say, you know, there’s kind of two parts to the question.

One is, you know, there was a corporate headquarters and associated cost of the corporate infrastructure at Excel.

That part has largely been wound down. I mean there’s no, really no corporate employees left. Most of the expense is gone.

If you actually to go and look prior to the deal the last full clean year of Excel was ‘07, okay? And their corporate costs were, you know, the way we would look at them upwards of between $8-1/2 million and $9 million.

Okay and that number is down, you know, to on a go forward basis around $1 million. But that’s already been, you know, flowed into our numbers over, you know, over the last couple of years.

Andrew Hayne:	Okay.

John Roush:	You don’t have it, you know, so there’s that piece of it.

But when you say has Excel really been integrated into the company I think, you know, the corporate was integrated but the businesses themselves I would say really not very much.

I mean until very recently the group of Excel divisions was kind of kept completely separate from the, you know, legacy GSI division.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

So there’s been almost no work to explore, you know, facility combinations or supply chain synergies or any of these kind of things.

The one exception to that was the scanner business. So very early on GSI had a scanner business and Excel had one and they were about all of 3 miles apart.

And so there - the scanner business in GSI moved over into Cambridge Technology.

Andrew Hayne:	Okay.

John Roush:	That was done only a few months after the closing. But since then very little integration from the, you know, from the sites and the divisions perspective. So that’s something we’re now looking at.

But I’ll tell you as we look at it now we don’t look about Excel versus GSI. I mean that’s in a way it kind of old news to us.

We look and say we’ve got 13 or 14 standalone divisions with different facilities, different end markets, different technologies, different channels to market and how could we take these pieces and optimize that more effectively?

And we really don’t kind of look at it from an Excel or a GSI perspective. So I don’t think…

Andrew Hayne:	Okay great.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

John Roush:	…there are opportunities in our portfolio but it may or may - I mean it may be from combining things together within Excel or within GSI or, you know, so we don’t look at it anymore really from the standpoint of deal synergies because it’s been so long.

But we think it was a good transaction from a strategic perspective and we’re happy to have those businesses in our portfolio.

Andrew Hayne:	So it sounds like the opportunity is really to either add or prune from the existing 13 or 14 businesses?

John Roush:	Well add or prune, I mean I’m not sure I would necessarily characterize it that way. That could be the case. But it could be combined or, you know, and we have a lot of similar customer bases in certain divisions and they don’t address them in a coordinated way today.

We have some similar technologies, you know, and we’re - in some instances we’re developing new products two or three different locations that are very similar and you can optimize that and do it once and redeploy some of those resources into other areas. You know, so it could be an optimization as much as anything.

Andrew Hayne:	Okay great and then could you just quickly comment on CAPEX needs of the business. And obviously they’ve been running fairly well the last two years. And maybe that’s just the way it is. But can you - you don’t need to provide guidance but is it - how should we think about those going forward I guess?

John Roush:	I don’t know that we see a big uptick in CAPEX. I mean in general our manufacturing processes are not capital intensive.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

There’s probably one business that’s an exception to that that does have a lot of capital in this process, you know, our spindles businesses kind of machining intensive. But other than that we’re not. I don’t see a big uptick there, you know, I…

Andrew Hayne:	Okay great.

Glenn Davis:	Yes 2011 will be higher than 2010. There was some cut back on CAPEX in 2008 and 2009 with the downturn in the worldwide economy. And we spent a little bit more in 2010, about $2.6 million. But 2011 will be higher than 2010.

John Roush:	And we’re not talking about big numbers here. This is not a capital intensive company and it’s not going to become one overnight.

Andrew Hayne:	Yes no, that makes sense. I just didn’t know if there was any, you know, deferred projects just because of the financial trouble or the bankruptcy sorry, not financial trouble.

All right great. Listen good luck in 2011 and we think you guys have a great story to tell. So we look forward to it.

John Roush:	Thanks for your interest.

Operator:	As a reminder ladies and gentlemen to register for a question you press the 1 followed by the 4 on your keypad.

Our next question is a follow-up from the line of Jared Wein with CJS Securities. Please go ahead.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Jared Wein:	Just a quick follow-up for you guys. For modeling purposes what do you anticipate D&A and the tax rate to be in 2011?

Glenn Davis:	The question is depreciation and amortization. Yes depreciation and amortization we would expect to be comparable with 2010. The tax rate we expect to be lower than 106%.

Jared Wein:	Right.

Glenn Davis:	We don’t really have anywhere to go except for down we think although you never really know.

But with the bankruptcy behind us it’s got to come down. But we’re not providing full year guidance on what the tax rate will be. There’s a lot of sort of factors that need to get sorted out before we can communicate a number like that.

Jared Wein:	Okay my second question was given the amount of rebuilding still to do how much uptick do you expect to see in SG&A next year?

John Roush:	Well you mean in 2011 or…

Jared Wein:	Yes.

John Roush:	…do you mean - yes okay? I mean there’s a challenge there because I think Jared when you look at the way the company’s functioning now and you look at the corporate center you see what is an expensive structure.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

You know, because we do have in fact a lot of temporary resources, a lot of consultants, people flying in from other cities and living in temporary living and, you know, there’s significant markups on some of the - some of this type of resources.

So it is an expensive structure in one sense. So in an end state we think the cost goes down. But what’s not clear is whether it doesn’t go up before it goes down.

And we have to undergo as - just as one example. We have to sort of re-implement our SOX 404 controls. We are not presently required to be 404 compliant but we are required to reach that state by the end of the year.

And that’s a, you know, a somewhat costly effort that we have to undertake through the balance of this year. So there are going to be areas where we actually have to add cost before we subtract them.

And I would say as we hire permanent full-time resources to fill a lot of these positions, you know, you don’t have a case where, you know, a contractor’s been doing that work for a year and a half, just leaves on the very same day that the permanent full-time, you know, hires on. There’s going to be some overlapping and some periods of training and development.

And so I would just say it’s possible that SG&A goes up before it goes down. And can that happen in some cases inside of this year? We think it will.

But it’s very hard for us to predict when we start to see that flowing in the numbers. And that’s one of the reasons frankly why we’re not, you know, ready to put out guidance because there’s just too many moving parts with the controls and the processes.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

So that isn’t because we want to kind of withhold, you know, insights that we really have.

Jared Wein:	Okay thanks for taking my questions. I’ll jump back in the queue.

Operator:	Our next question comes from the line of Kevin Goldstein with Great Gable Partners. Please go ahead.

Kevin Goldstein:	Hi. Good afternoon.

John Roush:	Hi. How are you doing Kevin?

Kevin Goldstein:	Good, good, a couple questions for you. Can you just - the first quarter of 2010, you know, the reported revenues were $114 million.

John Roush:	Yes.

Kevin Goldstein:	What was the number when you back out all the onetime deferred catch ups?

John Roush:	Well it’s 45.7 for the year and the predominance of that was in the first quarter. There was very sort of minimal amounts incurred in other parts of the year.

Kevin Goldstein:	Great, thanks. I know you mentioned that earlier I just wanted to - I missed it. Okay and then on the - in the Excel business it looks like the gross margins, you know, had a pretty big drop on a quarter to quarter basis.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

And they were largely flat year over year and so, you know, your peers who compete against Excel don’t necessarily have such strong seasonality.

So I was just curious is there something going on there or is this something unique to Excel? Can you explain that a little bit?

John Roush:	Yes I mean that’s a good question. I mean you certainly do see a gross margin sequential, you know, difference Q3 to Q4 in Excel.

And Excel became a higher part of our revenue mix. And then it contracted in margin segue. So it actually accounts for basically the whole different, you know, in our gross margin Q3 to Q4.

And it’s really a mixed issue within the Excel. Okay it’s if you look at the individual Excel businesses you don’t really see that as much as you see a mix shift within Excel.

And I would say that our scientific laser business is prone to some fairly lumpy sort of sales affects and very unpredictable margin because a lot of the products we sell there are fairly kind of customized one-offs that go into research type applications.

And you have some unpredictability in timing and margins. And so, you know, a chunk of it really was related to that.

And just, you know, it’s sort of a smoothing between the two would be more the way to think about it versus, you know, over reading into either one of those quarters.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

I would say also you just, you know, you had an effect where the yearend accruals, you know, just sort of the normal course of business that there was some of that, you know, within Excel that, you know, would’ve, you know, would have made a difference between Q3 and Q4.

Overall the Excel businesses are, you know, are competitive and are some of our best businesses and earn good margins.

So, you know, we don’t really see any kind of trend there that really, you know, causes us any, you know, any concern. It’s just sort of more of a noise factor.

Kevin Goldstein:	Okay the - just to follow-on though when I model out the first quarter based on your revenue and EBITDA guidance, the way I get there is to keep gross margins pretty depressed and, you know, not depressed, you know, at the same level as the fourth quarter.

So I was - is there…

John Roush:	Well I don’t know. I mean that’s one way. We’re not giving gross margin guidance or operating expense guidance or anything.

So you might be getting there that way and that’s, you know, one person’s opinion. But we’re not saying that’s the case.

I mean part of the reason we’re guiding the way we’re guiding is what we said that there is, you know, unpredictability in our SG&A line as we deal with what resources are coming on.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

We know we have planned hires that we’re making. We don’t know exactly which ones, you know, affect us in what ways. You know, it’s not the case that that’s necessarily a gross margin effect.

Kevin Goldstein:	So as you sit on March 28 how much variability is there to the EBITDA number in the first quarter from…

John Roush:	There’s quite a bit. I mean I’m just, you know, I mean we don’t have a closing process in this company where we get visibility these numbers a day or two after the quarter.

I mean we literally just got visibility to the Q4 numbers days ago. Okay I mean that’s something that people do need to understand.

When we are somewhat hesitant to provide future guidance in the company and we talk about a lack of processes and controls and rebuilding some of this stuff, you know, a big part of that is the financial controls and financial close process.

It doesn’t exist the way it does in other companies. Information is flowing in a very manual process.

Our close and consolidation processes are very manual and labor intensive. And so we don’t gain these insights well ahead of time.

So you could be right in a certain sense of well the margin, you know, has the - as this spending is occurring in the business, you know, through March 28 it is becoming effect.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But we don’t have that information for a number of weeks from now, you know, so we can be telling you one thing but it would - it’s, you know, would be at risk of being different than that. So that’s why we’re not doing that.

Kevin Goldstein:	Fair enough. And lastly can you possibly share fourth quarter bookings or backlog at the end of 12-31?

John Roush:	Yes so the bookings in the fourth quarter were just over $80 million. And, you know, I guess there’s been some questions about our bookings.

And what I really say about that is again, you know, 80% of our revenue is to OEMs. And increasingly, you know, the OEM business is moving to relatively short lead times, kind of a just-in-time in many cases con bonds where the orders sort of track the sales.

But we have a few businesses where we had a big run-up in bookings in sort of early to mid 2010 in particular our spindles business which feeds the PCB industry to a large extent.

And they had a huge run-up in bookings. And we had 1.28 book to bill in one of the quarters. And so we were 1.25 book to bill in the first half of 2010. And then we were .9 in the second half.

So it was quite a good bookings year but you saw the backlog really run-up and then the backlog kind of come back to normal levels.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

So we don’t really read anything into that. We’re comfortable with our, you know, our sort of revenue outlook for the first quarter based on what we see in terms of bookings and backlog.

And we expect that frankly going forward to track more in the case of almost a one to one maybe slightly above one to one unless you have some kind of anomaly which is what we really had in that portion of 2010 when spindles just went crazy with bookings.

And then they ran at like .4 or something in the fourth quarter. So it was not a very meaningful, you know, metric.

Kevin Goldstein:	Okay great. That’s really helpful color. Thank you very much.

Operator:	Our next question comes from the line of Matt Sherwood with Cooper Creek Partners. Please go ahead.

Matt Sherwood:	Hi. Congratulations on getting out there with this first call.

John Roush:	Thanks very much.

Matt Sherwood:	Just had a quick question. Do you guys have any sort of balance sheet assets that can be converted into cash like a tax refund or, you know, a building or anything like that and, you know, they could be converted into cash in the relatively near term?

John Roush:	We have the potential for some of those items. And, you know, some of them could be significant, you know, into the tens of millions of dollars.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But the timing of when that occurs and exactly how you’d structure that, you know, I mean obviously with the real estate it’s one question. With tax types of opportunities it’s different.

But that’s something that’s conceivable and we’re working those. But we’re not in a position to sort of tell you and it’s not necessarily something I would like to see in the next couple of quarters.

Matt Sherwood:	So it’s could be longer term including tax benefits?

John Roush:	Yes I mean the tax situation we have I mean if you kind of looked at some of our - what we’ve had in our Qs and Ks there is an ongoing discussion that we have with the tax authorities.

And there is, you know, there’s claims in both directions but it’s not resolved right now. So it’s very difficult for us to give you any indication of how that plays out and when it plays out. You know, I mean tax matters just resolve themselves typically according to, you know, the tax authority’s schedule not your own.

Matt Sherwood:	Makes sense thanks a lot.

John Roush:	But, you know, but, you know, having said that there’s an opportunity there.

Operator:	Our next question comes from the line of Jamie Kozak with North Group Management. Please go ahead.

Jamie Kozak:	Hi guys, welcome back to the reporting world.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

John Roush:	Thanks very much.

Jamie Kozak:	It’s good to see you guys reporting again, just a couple of questions on when you’re talking about a lot of the processes being manual and having to rebuild systems are you guys doing a lot of custom building systems or are you buying stuff off the shelf and, you know, customizing it and implementing it and that’s what’s taking the time or is it really custom development?

John Roush:	I would say we haven’t got that far.

Jamie Kozak:	Okay.

John Roush:	Okay I mean in general we’re going to try to avoid the use of kind of custom things and use, you know, industry standard types of processes.

And but we haven’t even made the determinations in all cases of what we’re using. I mean, you know, the GSI companies for example the divisions have used Oracle as a financial system.

The Excel divisions used a variety of systems, okay? And the financial consolidation of Excel was done in Excel.

And so we’re at the - in the process of kind of looking at how that all comes together but it’s not decided yet.

I don’t expect we’ll be doing a lot of custom builds and stuff. It’s more of a staffing issue than it is anything right now.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

Jamie Kozak:	Yes. And touching on the consultant usage that you guys are using are you guys able to talk about sort of how much of the SG&A line is due to consultants?

John Roush:	I mean I don’t think so. I mean it’s - that’s difficult. I mean it’s first of all you get into a level of detail because I mean an SG&A is sitting, you know, in the businesses and at corporate.

The consultants and contractor phenomenon is really a corporate phenomenon.

Jamie Kozak:	Yes.

John Roush:	I mean the businesses don’t have that, okay? So you’re talking about the portion of G&A this sits at corporate.

And it’s, you know, and then some of that’s not people. It’s the people cost. So it’s not insignificant but we’re not in a position to kind of break it down to that level

I mean if what you’re trying to do is say, you know, what is the margin opportunity when this thing returns to a normal state, I mean that’s a question we have ourselves and we have not yet been in a position to answer. So when we know we’ll communicate it.

Jamie Kozak:	Fair enough. And one of the lines in your release and you guys touched on a few times is rebuilding the company’s organization processes and culture.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

And you guys haven’t really talked much about the culture. I was just wondering if you could talk a little bit about that and that would be great. Thanks.

John Roush:	Yes I mean that and that’s something that was definitely an area that I focused on when I came in the door.

I wasn’t quite sure I mean I, you know, wondered with what the company’s been through what the culture would be.

And what I would say is around the company you have a lot of different locations and divisions, you know, around the world really.

And the cultures there is, you know, it’s been fairly decentralized. There hasn’t been a tremendous amount of, you know, invasiveness or oversight from the top.

The businesses have been somewhat autonomous. So they retain their cultures that they’ve always had.

And there are some differences there of course based on what business they’re in or, you know, just the, you know, the people and, you know, the nature of those markets.

But I would say on the whole a good culture there. You know, the people are proud of what they’re doing. They in some cases identify more with their division than they do the overall company. And that’s okay, you know?

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

A great example of that might be Cambridge Technology, the world leader in galvanometers and scanning heads.

And not a lot of pride in, you know, and affinity in that business. So I consider the culture in the businesses for the most part an asset.

I would say when you get to the corporate center the situation’s a little bit different just because, you know, it’s almost the vast majority of the people that were working here say at the time, you know, of the Excel acquisition and at the time, you know, of the economic downturn most of those people are gone, you know, in the corporate group.

And they’ve been, you know, replaced with some of the consulting and contracting type of staff that are the type of individuals you’re able to bring in a bankruptcy.

And there were a lot of rumors being spread for a period of time that the headquarters here in Bedford, Massachusetts was going to close down and people left because they were afraid of, you know, job security and all this which is not the case. I mean we’re not going in that direction now. But it was a worry. So a lot of those folks left.

So culturally I’d say headquarters, it’s not, you know, a positive or a negative. It’s just what you would expect when you have a lot of these types of resources.

You know, the people are in here working very diligently and giving us a great effort to try to get the financial filings done and keep the company moving along on this path.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But it’s not a permanent group of employees that, you know, is going to let you have the kind of culture that you want to shape. That’s what we need to get done this year.

Jamie Kozak:	Okay thanks very much and good luck guys.

John Roush:	Thank you.

Operator:	Ladies and gentlemen our final question comes from the line of Josh Gottlieb with Cedarview Capital. Please go ahead.

Josh Gottlieb:	Hi thanks. Can you just talk about the cash structure and your plans for potentially refinancing the debt?

You’re paying a pretty high rate. Obviously you have a lot of cash on the balance sheet and you’re generating cash. So I would think you’d be able to refinance that at a much lower rate?

John Roush:	Yes that’s a great question. I mean we obviously don’t want to keep this expensive notes in place for a long period of time that’s I think it goes without saying.

So we’re currently looking at a number of different, you know, options for what we do with the debt. You know, we could just call on the notes. They’re fully callable and we can use cash flow that we generate, cash on hand to pay them down over some time frame.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

But there are another - a number of other opportunities available to us. And we’ve been approached by numerous, you know, kind of financial institutions. And we’ve had an ongoing series of dialogues about different facilities and debt instruments that we could take advantage of.

And some of them are pretty attractive. So we haven’t made a final decision on what we’re going to do yet.

And some of it’s just sort of a trade-off between the timeliness of implementing that and the amount of work that goes into it versus the differences in rate and, you know, what the, you know, absolute size would be of the various types of facilities whether you’re talking about a revolver a term loan or, you know, so when we have more clarity we’ll certainly let you know. But it’s something that we are looking at. And there are good opportunities for us.

Josh Gottlieb:	Right, right okay. Any sense for timing when you might target it? Would it be first quarter, second quarter, second half?

John Roush:	I mean we want to do it sooner rather than later. I mean it’s - there is a certain amount of time associated with the process.

In fact that’s one of the things we’re trying to calibrate is, you know, how do we trade off doing it more quickly versus doing it for the absolute best rate that’s out there.

But maybe, you know, some lenders require, you know, more effort to get them up to speed on our story.

GSI GROUP INC

Moderator: Glenn Davis

03-28-11/5:00 pm CT

Confirmation # 21515223

You know, I mean at first it’s a complex story but people who know us well get comfortable much more easily than people who don’t know us well.

Josh Gottlieb:	Okay great. Thanks.

John Roush:	Thank you very much.

Well I want to thank everybody for joining us on the call today. You know, we really do appreciate your interest in GSI.

We’re generally very excited about the recent progress of the company and we’re, you know, we’re optimistic about the future.

We’ve addressed many of the fundamental issues that the company faced at the beginning of 2010. You know, as I said on today’s call more hard work lies ahead.

But every day our confidence in the company’s prospects increases. We’re convinced that GSI has a bright future and we’re very committed to making it a reality.

I look forward to joining all of you on our first quarter 2011 earnings call in about six weeks. Thank you very much. This call is now adjourned.

Operator:	Ladies and gentlemen that does conclude today’s conference call. We thank you all for your participation and ask that you please disconnect your lines.

END